SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement ("Agreement") is entered into and effective as of May 25, 2025 (the "Effective Date"), by and among:

(1)Spectral Capital Corporation, a Nevada corporation with its principal place of business in Washington State ("Spectral");

and

(2)Sean Michael Brehm, an individual resident of the State of Florida ("Brehm"); and

(3)Node Nexus Network, a Dubai-based entity ("Node Nexus");

(4)Crwdunit Inc., a Delaware corporation ("Crwdunit");

(5)Quantomo OU, an Estonian private limited company ("Quantomo"); and

(6)Verdant Quantum OU, an Estonian private limited company ("Verdant").

Each of the above shall be referred to individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, disputes and claims have arisen among the Parties concerning certain business transactions, intellectual property rights, securities issuances, and other matters, including the issuance of 40,000,000 shares of Series Quantum Preferred Stock by Spectral to Brehm;

WHEREAS, the Parties wish to resolve all such disputes amicably and rescind all transactions among them while preserving Spectral’s rights to pursue claims for damages;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. RESCISSION

All transactions, agreements, memoranda of understanding, asset transfers, securities issuances, and commitments between or among Spectral on the one hand, and Brehm, Node Nexus, Crwdunit, Quantomo, and Verdant on the other, are hereby rescinded, nullified, and of no further force or effect.

The parties agree that the Asset Purchase Agreement between Spectral Capital Corporation and Node Nexus Network LLC, a United Arab Emirates entity, providing for the issuance of 40,000,000 preferred shares of Spectral, is hereby rescinded. The parties acknowledge that although this agreement had purported to assign certain patent rights to Spectral, Spectral has since independently developed 104 patent applications, which remain the property of Spectral and are expressly excluded from this rescission. The parties further agree that the following transactions are also rescinded: (1) the Quantomo transaction, which purported to assign analytic tomography technology to Spectral in exchange for 4,000,000 shares of Spectral common stock;

(2) Spectral’s acquisition of the Crwdunit assets (including tokens and intellectual property) in exchange for 3,750,000 shares of Spectral common stock; and (3) Spectral’s acquisition of Verdant Quantum, which purported to transfer semiconductor technology to Spectral in exchange for 10,000,000 shares of Spectral common stock. All associated intellectual property rights, token rights, and other assets related to each of these rescinded transactions shall revert to their original entities or owners, and all of the foregoing rescissions are effective immediately.

21 Release by Sean Brehm. Sean Brehm, on behalf of himself and his affiliates, officers, directors, shareholders, employees, agents, partners, insurers, reinsurers, trustees, attorneys, advisors, personal legal representatives, successors, and assigns (collectively, the "Brehm Releasors"), hereby irrevocably and unconditionally releases, acquits, remises, and forever discharges Spectral Capital and its affiliates, officers, directors, shareholders, employees, agents, partners, insurers, reinsurers, trustees, attorneys, advisors, personal legal representatives, successors, and assigns (collectively, the "Spectral Capital Releasees") from any and all claims, actions, causes of action, demands, suits, rights, damages, costs, losses, and expenses, whether known or unknown, suspected or unsuspected, accrued or unaccrued, liquidated or unliquidated, that the Brehm Releasors ever had, now have, or may hereafter have against the Spectral Capital Releasees arising from or relating to any matter, cause, or event occurring from the beginning of time through the Effective Date of this Agreement.

2.2Release by Spectral Capital. Spectral Capital, on behalf of itself and its affiliates, officers, directors, shareholders, employees, agents, partners, insurers, reinsurers, trustees, attorneys, advisors, personal legal representatives, successors, and assigns (collectively, the "Spectral Capital Releasors"), hereby irrevocably and unconditionally releases, acquits, remises, and forever discharges Sean Brehm and his affiliates, officers, directors, shareholders, employees, agents, partners, insurers, reinsurers, trustees, attorneys, advisors, personal legal representatives, successors, and assigns (collectively, the "Brehm Releasees") from any and all claims, actions, causes of action, demands, suits, rights, damages, costs, losses, and expenses, whether known or unknown, suspected or unsuspected, accrued or unaccrued, liquidated or unliquidated, that the Spectral Capital Releasors ever had, now have, or may hereafter have against the Brehm Releasees arising from or relating to any matter, cause, or event occurring from the beginning of time through the Effective Date of this Agreement.

2.3Scope of Release. The releases set forth in Sections 2.1 and 2.2 (collectively, the "Releases") are intended to be comprehensive and include all claims and potential claims against the Spectral Capital Releasees and the Brehm Releasees, respectively, to the fullest extent permitted by law. The Releases include, without limitation, any claim relating to or arising from the parties' business relationship, any agreements between the parties, or any other matter whatsoever, whether or not previously asserted.

2.4Exception to Release. Notwithstanding the foregoing, the Releases do not extend to any claims, rights, or obligations expressly set forth in the indemnity agreements between the parties as outlined in Indemnification Section 7.0 of this Agreement.

2.5Unknown Claims. The parties acknowledge that they may discover facts different from, or in addition to, those they now know or believe to be true with respect to the claims released in this Agreement, and agree that the Releases shall be and remain in effect in all respects as a complete and general release, notwithstanding any such different or additional facts.

2.6Covenant Not to Sue. The parties covenant and agree that they will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or in equity or otherwise against the other party for damages, loss or injury of any kind arising from, related to, or in any way connected with any of the released matters described in this Agreement. The exceptions outlined in the Indemnification Clause below, apply in full force to this paragraph

2.7Governing Law and Jurisdiction. This Global Release clause and the entire Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

3.INTELLECTUAL PROPERTY

Brehm hereby assigns to Spectral all right, title, and interest in and to any and all provisional patent applications on which he is a named inventor or co-inventor, including but not limited to those filed in connection with Node Nexus, Crwdunit, Quantomo, and Verdant.

4.STOCK CANCELLATION

The Parties jointly instruct Pacific Stock Transfer Company to immediately cancel the 40,000,000 shares of Series Quantum Preferred Stock issued by Spectral to Brehm. Brehm grants Spectral a limited power of attorney to take any and all additional steps necessary to effectuate the cancellation of the shares.

5.NON-DISPARAGEMENT

Brehm agrees not to disparage, demean, or otherwise make negative statements, directly or indirectly, about Spectral or any of its officers, directors, employees, agents, or service providers.

6.IT AND DOMAIN TRANSFERS

Brehm shall transfer to Spectral full control, ownership, and administrative access to all domain names, email accounts, and IT infrastructure associated with the following entities: Monitr, Newt, and any other online or digital assets used in connection with Spectral’s business or under its name.

7.0INDEMNIFICATION

7.1Indemnification by Sean Brehm

Sean Brehm (the "Indemnifying Party") shall defend, indemnify, and hold harmless Spectral Capital and its directors, officers, employees, agents, successors, and assigns (collectively, the "Indemnified Parties") from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder (collectively, "Losses"), arising out of or resulting from:

7.1. 1 Any third-party claim made against Sean Brehm in connection with any company owned by Sean Brehm;

7.1. 2 Any third-party claim arising out of or resulting from any material misrepresentation made by Sean Brehm to any third party; or

7.1. 3 Any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sean Brehm pursuant to this Agreement.

7.1. 4 Any claim made by VanTech LLC against Spectral Capital related to any material misrepresentation Sean Brehm is alleged to have made to VanTech LLC regarding the sale or purchase of Spectral Capital Stock within the twenty-four (24) month period immediately preceding the date of this Agreement.

7.2For the purposes of this clause, "material misrepresentation" shall include, but not be limited to, any false or misleading statement, omission, or other communication regarding the valuation, quantity, rights, restrictions, or any other material aspect of Spectral Capital Stock.

7.2.1The Indemnifying Party's duty to defend, indemnify, and hold harmless under this Section 7 shall not be limited by the amount or type of damages, compensation, or benefits payable by or for the Indemnifying Party under workers' compensation acts, disability benefit acts, or other employee benefit acts.

7.3.Indemnification Procedures

7.3.1The Indemnified Party shall promptly notify the Indemnifying Party in writing of any claim, action, cause of action, or other matter for which indemnification is sought (each, a "Claim"), but failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it is materially prejudiced thereby.

7.3.2The Indemnifying Party shall have the right to participate in the defense of any Claim with counsel of its choice, or to assume the defense of such Claim by giving written notice to the Indemnified Party within 20 days of receiving notice of the Claim.

7.3.3The Indemnified Party shall cooperate in good faith in the defense of any Claim, with such cooperation to include the retention and provision to the Indemnifying Party of records and information reasonably relevant to such Claim, and making employees available on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

7.3.4.Governing Law and Jurisdiction

7.3.4.1This indemnification agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule.

8.GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflicts of law principles.

9.SIGNATURES AND AUTHORITY

Each Party represents and warrants that the individual executing this Agreement on its behalf is duly authorized to do so.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SPECTRAL CAPITAL CORPORATION
By:

Name: Jenifer Osterwalder	05 / 26 / 2025
Title: Chief Executive Officer

SEAN MICHAEL BREHM

By:
Name: Sean Michael Brehm	05 / 25 / 2025

NODE NEXUS NETWORK

By:
Name: Sean Michael Brehm	05 / 25 / 2025
Title: Authorized Signatory

CRWDUNIT INC.

By:
Name: Sean Michael Brehm	05 / 25 / 2025
Title: Authorized Signatory

QUANTOMO OU

By:
Name: Sean Michael Brehm	05 / 25 / 2025
Title: Authorized Signatory

VERDANT QUANTUM OU

By:
Name: Sean Michael Brehm	05 / 25 / 2025
Title: Authorized Signatory